Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter EPS of $1.58, up 35%

Financial Highlights

First Quarter

•	Revenues of $3.2 billion - up 35%

•	Net earnings from continuing operations of $258.1 million - up 34%

•	EPS from continuing operations of $1.58 - up 35%

•	Homebuilding operating earnings of $450.9 million - up 36%

•	Gross margin on home sales of 24.9% - up 30 basis points

•	Homebuilding debt to total capital of 36.0%, Moody’s upgrade in March to Baa2

•	Return on equity of 29.6%

•	New orders of 9,793 homes - up 4%

•	Backlog dollar value of $7.1 billion - up 18%

2006 Goal

•	Fiscal 2006 EPS goal of $9.25 reaffirmed

Miami, March 28, 2006 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its first quarter ended February 28, 2006. First quarter earnings from continuing operations in 2006 were $258.1 million, or $1.58 per share diluted, compared to earnings from continuing operations of $192.8 million, or $1.17 per share diluted, in 2005.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are pleased to report record results for our first quarter, where we produced a 35% increase in both revenues and earnings per share from continuing operations, compared to last year. These record results were supported by a strong performance from both our homebuilding and land divisions.”

Mr. Miller continued, “While there has been a slower sales pace in certain markets in which we operate and price appreciation in these markets has moderated relative to the appreciation experienced in the past few years, we were still able to achieve a 4% increase in new orders during the first quarter. We are focused on maintaining a sales pace that supports our current and planned inventory levels, and we believe that our intense focus on asset management and our homebuilding manufacturing process will set the foundation to achieve a more evenflow production of home deliveries.”

Mr. Miller concluded, “As a result of our $7.1 billion backlog, we believe 2006 will be another record year and are reaffirming our 2006 earnings per share goal of $9.25. Given our strong balance sheet liquidity, we are well positioned for organic growth as well as strategic growth opportunities as they arise.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2006 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2005

Homebuilding

Revenues from homes sales increased 32% in the first quarter of 2006 to $2.9 billion from $2.2 billion in 2005. Revenues were higher primarily due to an 18% increase in the number of home deliveries and a 12% increase in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, increased to 8,904 homes in the first quarter of 2006 from 7,577 homes last year. In the first quarter of 2006, new home deliveries were higher in each of the Company’s regions, compared to 2005. The average sales price of homes delivered increased to $326,000 in the first quarter of 2006 from $292,000 in 2005.

Gross margins on home sales were $727.9 million, or 24.9%, in the first quarter of 2006, compared to $544.4 million, or 24.6%, in 2005. Gross margin percentage on home sales increased 30 basis points due to an improvement in the Company’s East region, primarily Florida, partially offset by decreases in the Central and West regions, primarily due to higher sales incentives offered to homebuyers, compared to last year.

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Selling, general and administrative expenses as a percentage of revenues from home sales increased to 13.0% in the first quarter of 2006, from 12.4% in 2005. The 60 basis point increase was primarily due to higher personnel-related expenses resulting from an increase in the number of land divisions established to manage increased levels of owned and controlled homesites, as well as land sales activity, compared to prior year. Additionally, broker commissions increased compared to prior year. Management fees of $6.4 million received during 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Gross profit on land sales totaled $49.1 million in the first quarter of 2006, compared to $23.5 million in 2005. Equity in earnings from unconsolidated entities was $38.2 million in the first quarter of 2006, compared to $16.1 million last year. Management fees and other income, net, totaled $19.4 million in the first quarter of 2006, compared to $21.7 million in the first quarter of 2005. Minority interest expense, net was $4.4 million and $1.2 million, respectively, in the first quarter of 2006 and 2005. Sales of land, equity in earnings from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services Division were $10.6 million in the first quarter of 2006, compared to $16.3 million last year. The decrease was primarily due to reduced profitability from the Division’s mortgage and title operations as a result of a more competitive mortgage environment and a decrease in the number of title transactions.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.6% and 1.5%, respectively, for the first quarter of 2006 and 2005.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar and U.S. Home brand names. Lennar’s Financial Services Division provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, http://www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2005. We do not undertake any obligation or duty to update forward-looking statements.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, March 28, 2006. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 821486 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

	Three Months Ended February 28,
	2006	2005
Revenues:
Homebuilding	$3,108,718	2,289,938
Financial services	131,941	115,793

Total revenues	$3,240,659	2,405,731

Homebuilding operating earnings	$450,872	330,519
Financial services operating earnings	10,625	16,286
Corporate general and administrative expenses	51,891	37,160

Earnings from continuing operations before provision for income taxes	409,606	309,645
Provision for income taxes	151,554	116,891

Earnings from continuing operations	258,052	192,754

Discontinued operations:
Earnings from discontinued operations before provision for income taxes	—	726
Provision for income taxes	—	274

Earnings from discontinued operations	—	452

Net earnings	$258,052	193,206

Average shares outstanding:
Basic	157,826	155,144
Diluted	164,554	166,857

Earnings per share:
Basic:
Earnings from continuing operations	$1.64	1.25
Earnings from discontinued operations	0.00	0.00

Net earnings	$1.64	1.25

Diluted:
Earnings from continuing operations	$1.58	1.17
Earnings from discontinued operations	0.00	0.00

Net earnings	$1.58	1.17

Supplemental information:
Interest incurred (1)	$53,484	36,923
EBIT (2):
Earnings from continuing operations before provision for income taxes	$409,606	309,645
Earnings from discontinued operations before provision for income taxes	—	726
Interest	44,870	31,052

EBIT	$454,476	341,423

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

	Three Months Ended February 28,
	2006	2005 (1)
Revenues:
Sales of homes	$2,920,695	2,214,579
Sales of land	188,023	75,359

Total revenues	3,108,718	2,289,938

Costs and expenses:
Cost of homes sold	2,192,772	1,670,136
Cost of land sold	138,919	51,874
Selling, general and administrative	379,365	273,965

Total costs and expenses	2,711,056	1,995,975

Equity in earnings from unconsolidated entities	38,190	16,139
Management fees and other income, net	19,433	21,654
Minority interest expense, net	4,413	1,237

Operating earnings	$450,872	330,519

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	At or for the Three Months Ended February 28,
	2006	2005
Deliveries:
East	2,898	2,209
Central	2,719	2,297
West	3,682	3,303

Total	9,299	7,809

Of the total deliveries listed above, 395 represents deliveries from unconsolidated entities for the three months ended February 28, 2006, compared to 232 deliveries last year.

New Orders:
East	3,417	3,040
Central	3,153	2,844
West	3,223	3,576

Total	9,793	9,460

Of the total new orders listed above, 282 represents new orders from unconsolidated entities for the three months ended February 28, 2006, compared to 322 new orders last year.

Backlog - Homes:
East	8,774	8,158
Central	3,670	3,114
West	7,014	6,192

Total	19,458	17,464

Of the total homes in backlog listed above, 1,505 represents homes in backlog from unconsolidated entities at February 28, 2006, compared to 1,675 homes in backlog at February 28, 2005.

Backlog - Dollar Value:
East	$3,140,046	2,577,295
Central	839,118	764,084
West	3,092,534	2,629,291

Total	$7,071,698	5,970,670

Of the total dollar value of homes in backlog listed above, $596,664 represents the backlog dollar value from unconsolidated entities at February 28, 2006, compared to $689,776 of backlog dollar value at February 28, 2005.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Delaware, Virginia, New Jersey, New York, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

	February 28,
	2006	2005
Homebuilding debt	$3,125,172	2,002,867
Stockholders’ equity	5,554,800	4,161,508

Total capital	$8,679,972	6,164,375

Homebuilding debt to total capital	36.0%	32.5%